Exhibit 10.3

FLIR SYSTEMS, INC.

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (the “Agreement”) is made as of the date last signed below in Wilsonville, County of Clackamas, State of Oregon,

between

FLIR Systems, Inc. (hereinafter, the “Company” or “FLIR”), a corporation having offices at 27700 SW Parkway Avenue, Wilsonville, Oregon 97070

and

Stephen M. Bailey, an individual residing at 16740 SW Pinot Place, Hillsboro, OR 97123 (hereinafter, the “Consultant”) (individually, a “Party” and together, the “Parties”).

1. SCOPE OF WORK TO BE PERFORMED. FLIR desires to retain Consultant and Consultant agrees to provide services as needed for up to eight (8) hours per week in performing the following tasks:

•	Be available to the Company for consultation regarding transition and historical matters relating to the Company’s business.

•

Advise the Company on the development of a Company-wide risk management program to include an analysis that (i) identifies the Company’s risk areas, (ii) describes Company’s present risk mitigation strategies, and (iii) provides recommendations for risk management strategy modification and implementation steps.

As may be required pertaining to the above tasks, Consultant will submit a written report to his supervisor, the Company’s Chief Executive Officer (“Supervisor”).

2. TERMS OF PAYMENT. FLIR shall pay Consultant in accordance with the following terms upon receipt of monthly invoices:

•	Base: $12,500 to be paid monthly on the 10th business day of each month (the “Base Fee”), by direct deposit to Consultant’s designated bank account.
•

Additional: In the event Supervisor requests that Consultant perform additional special project work, and Consultant agrees to perform such additional work, Consultant shall be paid $300 per hour up to the agreed upon number of hours for the additional work.

3. REIMBURSEMENT OF EXPENSES. FLIR shall reimburse Consultant for any expenses paid or incurred by Consultant in the normal course of performing the tasks or special projects. In the event that Consultant travels on behalf of the Company, travel hours will be counted toward the weekly number of hours set forth in Paragraph 1, above. Travel expenses will be reimbursed in accordance with FLIR’s travel policy as previously applied to Consultant as an officer of FLIR.

4. EQUIPMENT, TOOLS, MATERIALS, OR SUPPLIES. FLIR shall provide Consultant with a laptop computer and appropriate access to the FLIR network. Consultant shall supply, at Consultant’s expense, all other equipment, tools, materials, and/or supplies to accomplish the scope of work to be performed.

5. FEDERAL, STATE AND LOCAL PAYROLL TAXES. Neither federal, nor state, nor local income tax nor payroll tax of any kind shall be withheld or paid by FLIR on behalf of Consultant with respect to payments received by Consultant under terms of this Agreement. Consultant shall not be treated as an employee with respect to the services performed hereunder for Federal or state tax purposes.

6. NOTICE TO CONSULTANT REGARDING TAX DUTIES AND OTHER LIABILITIES. Consultant understands that Consultant is responsible to pay, according to law, Consultant income tax for services performed under this Agreement. If Consultant is not a corporation, Consultant further understands that Consultant may be held liable for self-employment (Social Security) tax, to be paid by Consultant according to law for payments under this Agreement. Further, Consultant shall indemnify and hold FLIR harmless from any and all losses, injuries, or damages caused by Consultant’s negligence, reckless or intentional acts or omissions unless incurred within the scope of work or special projects to be performed on behalf of FLIR within the meaning of this Agreement. Consultant will show upon request a policy of insurance to cover any negligent acts committed by Consultant.

7. BENEFITS. Except as may be provided in that certain Employment Agreement between Consultant and FLIR dated January 1, 2009 (the “Employment Agreement”), and other defined employee benefits granted prior to Consultant termination by qualified retirement, Consultant is not eligible for, and shall not participate in, any employee pension, health, or other benefit plan, of FLIR.

8. WORKERS’ COMPENSATION. No workers’ compensation insurance shall be obtained by FLIR concerning Consultant. Consultant shall comply with all applicable workers’ compensation laws concerning Consultant , and shall provide to FLIR a certificate of Workers’ Compensation Insurance or similar upon request.

9. TERM OF AGREEMENT. The term of this Agreement shall commence on June 1, 2010 and terminate at 11:59 p.m. on May 31, 2011.

10. TERMINATION WITHOUT CAUSE. Without cause, either Party may terminate this Agreement after giving fourteen (14) calendar days prior written notice to the other of intent to terminate without cause. The Parties shall deal with each other in good faith during the 14-day period after any notice of intent to terminate without cause has been given.

11. TERMINATION WITH CAUSE. With reasonable cause, either Party may terminate this Agreement effective immediately upon providing written notice of termination for cause. Reasonable cause shall include, but not limited to:

a.	Material violation of this Agreement; or

b.	Any act exposing the other Party to liability to others for personal injury or property damage.

In addition to the provisions of Paragraphs 10 and 11, FLIR shall have the absolute right to terminate this Agreement immediately upon the occurrence of any one of the following events:

i.	FLIR being obliged under law to terminate this Agreement.

ii.	Consultant:

•	becomes employed, controlled or managed by any other person, body or corporation without prior written consent of Supervisor;

•	fails to comply with or observe any law, or government regulation, or becomes involved in legal proceedings or activities which may prejudice or harm the business or good name of FLIR; or

•	becomes suspended, disbarred or disqualified form conducting transactions, including U.S. Government contracts.

12. NON-WAIVER. The failure of either Party to exercise any of its rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights or a waiver of any subsequent rights.

13. NO AUTHORITY TO BIND. Consultant has no authority to enter into contracts or agreements on behalf of FLIR. This Agreement does not create a partnership or other business relationship between the Parties, other than Consultant’s role as an independent contractor providing services to FLIR.

14. DECLARATION BY THE CONSULTANT. Consultant declares that Consultant (i) has complied with all applicable federal, state and local laws regarding business permits, certificates and licenses that may be required to carry out the work to be performed under this Agreement, and (ii) will comply with all such laws which are or may pertain to FLIR’s business and the services to be performed by Consultant.

15.	PROPRIETARY INFORMATION.

a.	FLIR shall retain all title, right and interest it possesses in any drawings, information, data, reports, specifications or documentation, whether of a technical, financial or business nature (hereinafter “Proprietary Data”) furnished to Consultant by FLIR. For purposes of this Agreement, Proprietary Data shall include such data disclosed in tangible form or in oral or intangible form.

b.	Consultant agrees that the Proprietary Data shall not be used or reproduced for any purposes whatsoever except for the performance of services under this Agreement. Consultant further agrees not to disclose to any third party, by any means, whatsoever, any FLIR Proprietary Data Consultant may have obtained in the performance of services under this Agreement, without the prior written permission of an officer of FLIR.

c.	Any information which is proprietary to Consultant and which is disclosed to FLIR hereunder shall be deemed to have been disclosed as a part of the consideration for this Agreement, and FLIR shall have full right to its use as FLIR deems fit.

d.	Any information contained in, and the ownership of all reports and documents developed, acquired or performed by Consultant in connection with this Agreement, shall remain the sole property of FLIR, shall be held in confidence by Consultant, and shall not be reproduced, used or disclosed to others by Consultant. The obligation of this Paragraph 15.d shall survive any termination hereof.

e.	Except for Paragraph 15.d, Consultant’s obligations with respect to this Paragraph 15 shall remain in effect for a period of seven (7) years from the date of termination of this Agreement. At FLIR’s request, Consultant shall certify in writing the return and/or destruction of all Proprietary Data.

16. CONFLICT OF INTEREST. During the term of this Agreement and for a period of one (1) year from the date of termination, Consultant agrees to refrain from engaging in activities which are in conflict with FLIR’s interest or derive any benefit from the information disclosed to Consultant as a result of this Agreement. To the extent such activities are not in conflict with FLIR’s interests, Consultant shall, with the prior written consent of Supervisor, be free to engage in activities on behalf of other entities involved in businesses similar to that of FLIR.

17. NOTICES. Any notice required or permitted to be given in connection with this Agreement shall be given in writing and shall be delivered either (i) by hand to the Party, or (ii) by certified mail, return receipt requested to the Party at the Party’s address stated herein, or (iii) by facsimile with proof of transmission. Any Party may change its address stated herein by giving notice of the change in accordance with this Paragraph 17. For FLIR, notice shall be given as follows:

FLIR Systems, Inc.

Attn: General Counsel

27700 SW Parkway Avenue

Wilsonville, OR 97070

Fax: (503) 498-3911

18. ASSIGNABILITY. Consultant may not assign, subcontract, or otherwise transfer any right or obligation it has, or may acquire, under this Agreement to any other entity without FLIR’s prior written approval. Any such assignment, subcontracting or transfers approved shall also be conditioned upon acceptance by the assignee, subcontractor and/or transferee of the terms and conditions hereof.

19. MEDIATION AND ARBITRATION. In the case of any dispute arising under this Agreement which cannot be settled by reasonable discussion (a “Dispute”), the parties agree that, prior to commencing any proceeding to enforce any rights under this Agreement, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half ( 1/2) of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation.

If any Dispute cannot be resolved by mediation, such Dispute shall be settled by arbitration before a single arbitrator in Portland, Oregon or such other location on which the parties may agree administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of FLIR and Consultant. Consultant and FLIR acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

20. CHOICE OF LAW. Any dispute under this Agreement or related to this Agreement shall be decided in accordance with the laws of the State of Oregon, without regard to its choice of laws provisions.

21. ENTIRE AGREEMENT. This is the entire Agreement of the Parties relating to the consulting relationship between the Parties; provided, however, that the provisions of the Employment Agreement relating to Consultant’s employment and post-employment rights and obligations, specifically Paragraphs 3.5, 3.6, 4.4 as amended, 4.7, and Article VI of said Employment Agreement, shall remain in full force and effect.

22. SEVERABILITY. If any part of this Agreement shall be held unenforceable, the rest of this Agreement will nevertheless remain in full force and effect.

23. AMENDMENTS. This Agreement may be supplemented, amended or revised only in writing as mutually agreed by the Parties.

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IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE STATED.

FLIR SYSTEMS, INC.	CONSULTANT

/s/ Angus L. Macdonald	/s/ Stephen M. Bailey
Signature	Signature

Angus L. Macdonald	Stephen M. Bailey
Printed Name	Printed Name

Chairman of the Compensation Committee
Title	Title

May 5, 2010	May 5, 2010
Date	Date